Exhibit 99.2

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Broadwind Energy, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Broadwind Energy, Inc. (a Delaware corporation) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Broadwind Energy, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Broadwind Energy, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 16, 2009 expressed an adverse opinion.

/s/ GRANT THORNTON LLP

Milwaukee, Wisconsin

March 16, 2009 (except for Note 21, as to which the date is January 4, 2010)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of Tower Tech Holdings Inc.

We have audited the accompanying consolidated statements of operations, stockholders’ deficit, and cash flows of Tower Tech Holdings Inc. (now known as Broadwind Energy, Inc.) and its subsidiary for the year ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Tower Tech Holdings Inc. and its subsidiary for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Carver Moquist & O’Connor, LLC (now known as Moquist Thorvilson Kaufmann Kennedy & Pieper LLC)

Plymouth, Minnesota

March 30, 2007

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	As of December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,253	$5,782
Restricted cash	500	500
Accounts receivable, net	36,709	13,541
Inventories, net	41,895	12,983
Prepaid expenses and other current assets	3,862	1,946
Total current assets	98,219	34,752
Property and equipment, net	144,707	58,890
Goodwill	30,954	27,611
Intangible asset, net	105,593	84,022
Other assets	275	543
TOTAL ASSETS	$379,748	$205,818
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit and notes payable	$3,340	$440
Current maturities of long-term debt	9,711	12,693
Notes payable to related parties	—	25,000
Current portions of capital lease obligations	978	300
Accounts payable	40,225	10,136
Accrued liabilities	10,386	12,457
Customer deposits	21,102	1,423
Total current liabilities	85,742	62,449
LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	25,792	17,620
Long-term capital lease obligations, net of current portions	3,521	686
Interest rate swap agreements	582	388
Deferred income tax liabilities	1,497	139
Other	458	—
Total long-term liabilities	31,850	18,833
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value; 150,000,000 and 100,000,000 shares authorized as of December 31, 2008 and 2007, respectively; 96,470,415 and 76,260,912 shares issued and outstanding as of December 31, 2008 and 2007, respectively	96	76
Additional paid-in capital	297,222	133,033
Accumulated deficit	(35,162)	(9,877)
Interest in variable interest entity	—	1,304
Total stockholders’ equity	262,156	124,536
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$379,748	$205,818

The accompanying notes are an integral part of these consolidated financial statements.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the Years Ended December 31,
	2008	2007	2006
Revenues	$217,321	$29,804	$4,023
Cost of sales	183,951	25,865	4,822
Gross margin (deficit)	33,370	3,939	(799)
OPERATING EXPENSES:
Selling, general and administrative	41,545	5,724	1,501
Goodwill impairment	2,409	—	—
Intangible amortization	11,159	1,750	21
Total operating expenses	55,113	7,474	1,522
Operating loss	(21,743)	(3,535)	(2,321)
OTHER INCOME (EXPENSE), net:
Interest income	584	400	—
Interest expense	(2,860)	(1,239)	(411)
Other, net	(204)	(27)	(3)
Total other expense, net	(2,480)	(866)	(414)
Net loss before provision (benefit) for income taxes	(24,223)	(4,401)	(2,735)
PROVISION (BENEFIT) FOR INCOME TAXES	1,062	(1,039)	—
NET LOSS	$(25,285)	$(3,362)	$(2,735)
NET LOSS PER COMMON SHARE—Basic and diluted	$(0.28)	$(0.07)	$(0.08)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—Basic and diluted	89,899	51,535	33,772

The accompanying notes are an integral part of these consolidated financial statements.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share data)

	Common Stock				Interest in
	Shares Issued and Outstanding	Issued Amount	Additional Paid-in Capital	Accumulated Deficit	Variable Interest Entity	Total
BALANCE, December 31, 2005	22,750,000	$23	$428	$(3,875)	$—	$(3,424)
Recapitalization of shares issued by Blackfoot prior to merger	9,750,000	10	(10)	—	—	—
Stock issued for merger transaction costs	2,500,000	2	248	—	—	250
Share-based compensation	235,500	—	353	—	—	353
Contributed capital—management salaries	—	—	242	—	—	242
Net loss	—	—	—	(2,735)	—	(2,735)
BALANCE, December 31, 2006	35,235,500	35	1,261	(6,610)	—	(5,314)
Stock issuance for private placement to accredited investors, net of costs of $1,209	22,766,667	22	64,169	—	—	64,191
Stock issued for satisfaction of third-party debt	1,500,000	2	2,248	—	—	2,250
Stock issued for satisfaction of related-party debt	722,295	1	1,083	—	—	1,084
Stock issued for acquisition of Brad Foote Gear Works, Inc.	16,036,450	16	64,130	—	—	64,146
Share-based compensation	—	—	142	—	—	142
Capital contributions	—	—	—	—	1,399	1,399
Net loss	—	—	—	(3,267)	(95)	(3,362)
BALANCE, December 31, 2007	76,260,912	76	133,033	(9,877)	1,304	124,536
Stock issued for restricted stock	7,500	—	—	—	—	—
Stock issued for the acquisition of Energy Maintenance Service, LLC	1,629,834	2	13,819	—	—	13,821
Stock issued for acquisition of Badger Transport, Inc.	581,959	1	5,999	—	—	6,000
Stock issued for the conversion of related-party notes	3,333,332	3	24,997	—	—	25,000
Stock issued in private equity placements, net of costs of $336,	14,656,878	14	117,375	—	—	117,389
Share-based compensation	—	—	1,999	—	—	1,999
Acquisition of variable interest entity	—	—	—	—	(1,304)	(1,304)
Net loss	—	—	—	(25,285)	—	(25,285)
BALANCE, December 31, 2008	96,470,415	$96	$297,222	$(35,162)	$—	$262,156

The accompanying notes are an integral part of these consolidated financial statements.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(25,285)	$(3,362)	$(2,735)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	21,866	3,523	328
Goodwill impairment	2,409	—	—
Change in valuation of interest rate swap	194	153	—
Deferred income taxes	506	139	—
Stock-based compensation	1,785	142	353
Contributed services by shareholders	—	—	243
Stock issued for merger costs	—	—	250
Allowance for doubtful accounts	(1,703)	175	—
Inventory reserve	—	—	—
Loss on disposal of assets	113	2	—
Changes in operating assets and liabilities:
Accounts receivable	(16,355)	(4,963)	19
Inventories	(28,419)	715	(5)
Prepaid expenses and other current assets	(1,323)	453	(6)
Other noncurrent assets	(63)	508	(493)
Accounts payable	21,586	2,266	406
Accrued liabilities	2,656	(259)	947
Customer deposits	18,201	1,135	(18)
Unearned revenue	1,473	(106)	—
Net cash (used in) provided by operating activities	(2,359)	521	(711)
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash received	(23,016)	(76,474)	—
Purchases of property and equipment	(83,720)	(5,854)	(408)
Proceeds from disposals of property and equipment	40	—	—
Increase in restricted cash	—	(500)	—
Net cash used in investing activities	(106,696)	(82,828)	(408)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock	117,389	65,400	—
Payment on lines of credit and short term notes payable	(1,847)	(3,796)	—
Proceeds from lines of credit and short term notes payable	9,273	25,283	1,169
Payments on related party notes payable	(1,365)	—	—
Proceeds from long-term debt	42	3,759	—
Payments on long-term debt	(4,490)	(2,496)	(91)
Principal payments on capital leases	(690)	(186)	—
Issuance of restricted stock grants	214	—	—
Net cash provided by financing activities	118,526	87,964	1,078
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	9,471	5,657	(41)
CASH AND CASH EQUIVALENTS, beginning of the year	5,782	125	166
CASH AND CASH EQUIVALENTS, end of the year	$15,253	$5,782	$125
Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$2,969	$783	$308
Income taxes paid	$65	$—	$—
Non-cash financing activities:
Stock issued for acquisitions	$19,821	$64,146	$—
Conversion of related party notes payable to equity	$25,000	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

1.  DESCRIPTION OF THE COMPANY

As used in this Annual Report on Form 10-K, the terms “we,” “us,” “our,” “Broadwind,” and the “Company,” refer to Broadwind Energy, Inc., a Delaware incorporated company headquartered in Naperville, Illinois, and its wholly-owned subsidiaries.

We are a supplier of value-added products and services to the North American wind energy sector as well as other energy-related industries. We provide our customers, such as leading wind turbine manufacturers and developers, wind farm operators and service companies, with a broad range of component and service offerings. Since 2006, we have made significant investments in the growth of our business through a series of acquisitions. In doing so, we have developed a broad, U.S.-based supply chain for wind development in North America.

We have a limited history of operations and have incurred operating losses since inception. We anticipate that the Company’s current cash resources and cash to be generated from operations in 2009 will be adequate to meet the Company’s liquidity needs for at least the next twelve months. As discussed in Note 12, the Company has amended several of its primary debt agreements subsequent to December 31, 2008, which have resulted in reducing the debt obligations coming due in 2009. However, if sales and subsequent collections from several large customers, as well as revenues generated from new customer orders, are not materially consistent with management’s plans, we may encounter cash flow and liquidity issues. Additional funding may not be available when needed or on terms acceptable to us. If we are unable to obtain additional capital, we will likely be required to delay, reduce the scope of or eliminate our plans for expansion and growth and could affect our overall operations. Any additional equity financing, if available, may be dilutive to stockholders, and additional debt financing, if available, will likely require covenants that restrict us, and certain of such covenants may materially restrict us.

We have five subsidiaries which are Brad Foote Gear Works, Inc. (“Brad Foote”), Tower Tech Systems Inc. (“Tower Tech”), R.B.A., Inc. (“RBA”), Energy Maintenance Service, LLC (“EMS”) and Badger Transport, Inc. (“Badger”).

In December 2009, we revised our reporting segment presentation into four reportable operating segments: Towers, Gearing, Technical and Engineering Services and Logistics. Accordingly, all current and prior period financial results have been revised to reflect these changes. For additional financial information related to our segments, please refer to Note 21.

Towers

We manufacture wind towers, specifically the large and heavier wind towers that are designed for 2 megawatts ("MW") and larger wind turbines. Our production facilities are strategically located in close proximity to the primary U.S. wind resource regions, sited in Wisconsin and Texas, with a third wind tower manufacturing facility currently under construction in Brandon, South Dakota.   We also manufacture other specialty weldments and structures for industrial customers.

Gearing

We manufacture precision gearing systems for the wind industry in North America and products for industrial markets including mining and oilfield equipment, with plants in Illinois and Pennsylvania. We use an integrated manufacturing process, which includes our machining process in Cicero, Illinois, our heat treatment process in Neville Island, Pennsylvania and our finishing process in our Cicero factory.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

1.  DESCRIPTION OF THE COMPANY (Continued)

Technical and Engineering Services

We are an independent service provider of construction support and operations and maintenance services to the wind industry. Our specialty services include oil change-out, up-tower tooling for gearing systems, drive-train and blade repairs and component replacement. Our construction support capabilities include assembly of towers, nacelles, blades and other components. We also provide customer support, preventive maintenance and wind technician training. Our technicians utilize our regional service centers for storage and repair of parts as well as our training offerings.  Through our precision repair and engineering services, we repair and refurbish complex wind components, including control systems, gearboxes and blades. We also conduct warranty inspections, commission turbines and provide technical assistance. Additionally, we build replacement control panels for kilowatts ("kW") class wind turbines and repair both kW and MW blades.  Our service locations are in Illinois, California, South Dakota, Texas and Colorado.

Logistics

We offer specialized transportation, permitting and logistics management to the wind industry for oversize and overweight machinery and equipment. We deliver complete turbines to the installation site, including blades, nacelles and tower sections for final erection. We focus on the project management of the delivery of complete wind turbine farms.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

These consolidated financial statements include the accounts of Broadwind and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. The results of operations of all acquired businesses have been consolidated for all periods subsequent to the date of acquisition.

Reclassifications

Where appropriate, certain reclassifications have been made to prior years’ financial statements to conform to the current year presentation.

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. (“GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the reported period. Significant estimates, among others, include revenue recognition, future tax rates, inventory reserves, warranty reserves, stock option fair value, allowance for doubtful accounts, and allocation of purchase price to the fair value of net assets and liabilities acquired in connection with business combinations. Although these estimates are based upon management’s best knowledge of current events and actions that we may undertake in the future, actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents primarily consist of cash balances maintained at financial institutions in all cash accounts. Cash equivalents consist of money market account funds and are generally invested for a short-term duration based upon operating requirements.

Restricted Cash

Restricted cash consists of cash down payments pertaining to certain contracts, with respect to which the use of such cash is restricted as per the terms of the contract. As of December 31, 2008, we had restricted cash in the amount of $500, which relates to a bailment agreement with a customer. This agreement is scheduled to be completed during 2009.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

The Company recognizes revenue for the majority of its products upon the transfer of title and risk of loss, which is generally upon shipment to the customer. Contracts and customer agreements generally specify F.O.B. shipping point terms.

Additionally, the Company recognizes revenue under bill and hold arrangements with certain customers for manufactured wind turbine structural towers. Under the terms of these agreements, the Company recognizes revenue when manufacturing is complete, title and risk of loss transfers to the customer, a fixed delivery schedule is agreed upon and there is reasonable assurance as to collectability. Title and risk of loss transfers to the customer upon obtaining a signed customer acceptance certificate.

Many of the Company’s operations process materials, primarily steel, that may be supplied directly by customers or may be purchased by the Company and sold to customers. No revenue is recognized for customer-supplied material, however revenues for Company-supplied material are recognized on a gross basis. As a result, the Company’s reported sales and margins may be impacted by the mix of customer-supplied material or Company-supplied material.

Cost of Sales

Cost of sales represents all direct and indirect costs associated with the production of products for sale to customers. These costs include operation, repair and maintenance of our equipment, direct and indirect labor and benefit costs, insurance, equipment rentals, freight in, and depreciation. Freight out to customers is classified as a selling expense and is excluded from cost of sales. For the years ended December 31, 2008, 2007 and 2006, freight out was $235, $65 and $7, respectively.

Accounts Receivable

The Company generally grants uncollateralized credit to customers on an individual basis based upon the customer’s financial condition and credit history. Credit is typically on net 30-day terms and customer deposits are frequently required at various stages of the production process to minimize credit risk.

Historically, our corresponding accounts receivable are highly concentrated to a select number of customers. During the years ended December 31, 2008, 2007 and 2006, sales to three or fewer customers accounted for approximately 72%, 70% and 97%, respectively, of consolidated revenues. In addition, as of December 31, 2008 and 2007, three or fewer customers comprised approximately 61% and 63%, respectively, of our total outstanding accounts receivable balances.

Allowance for Doubtful Accounts

Based upon past experience and judgment, we establish an allowance for doubtful accounts with respect to account receivables. Our standard allowance estimation methodology considers a number of factors that, based on our collections experience, we believe have an impact on our credit risk and the realizability of our accounts receivable. These factors include individual customer circumstances, history with the Company, and other relevant criteria.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

We monitor our collections and write-off experience to assess whether or not adjustments to our allowance percentage estimates are necessary. Changes in trends in any of the factors that we believe impact the realizability of our accounts receivable, as noted above, or modifications to our credit standards, collection practices and other related policies may impact our allowance for doubtful accounts and our financial results. Bad debt expense for the years ended December 31, 2008, 2007 and 2006 was $1,196, $2,983 and $0, respectively.

Inventories

Inventories are stated at the lower of cost or market. Any excess of cost over market value is included in the Company’s inventory allowance. Market value of inventory, and management’s judgment of the need for reserves, encompasses consideration of other business factors including physical condition, inventory holding period, contract terms and usefulness. Inventories are valued based on an average cost method that approximates the first-in, first-out (FIFO) basis.

Inventories consist of raw materials, work-in-process and finished goods. Raw materials consist of components and parts for general production use. Work-in-process consists of labor and overhead, processing costs, purchased subcomponents and materials purchased for specific customer orders. Finished goods consist of components purchased from third parties as well as components manufactured by the Company that will be used to produce final customer products.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is recognized using the straight-line method over the estimated useful lives of the related assets for financial reporting purposes and an accelerated method for income tax reporting purposes. Expenditures for additions and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the useful lives of the respective assets are expensed as incurred. We capitalize interest costs incurred on indebtedness used to construct property, plant and equipment in accordance with the pronouncement provisions of SFAS No. 34, Capitalization of Interest Cost (“SFAS 34”). Capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life. Interest cost capitalized was $230 and $18 for the years ended December 31, 2008 and 2007, respectively. Property or equipment sold or disposed of is removed from the respective property accounts, with any corresponding gains and losses recorded to other income or expense in our consolidated statement of operations.

Goodwill and Other Long-Lived Assets

The Company’s methodology for allocating the purchase price of acquisitions is based on established valuation techniques that reflect the consideration of a number of factors including third-party appraisals. Goodwill is measured as the excess of the cost of an acquired entity over the fair value assigned to identifiable assets acquired and liabilities assumed. Based on its organizational structure, the Company has identified four reporting units for which cash flows are determinable and to

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

which goodwill is allocated. The reporting units are our Badger, Brad Foote, EMS, and RBA subsidiaries. Goodwill is assigned to each of these specific reporting units.

The Company performs its annual goodwill impairment tests as of October 31, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Company uses a two-step method for determining goodwill impairment. In the first step, the Company compares the estimated fair value of each reporting unit to its carrying value, including goodwill. If the carrying value of a reporting unit exceeds the estimated fair value, step two is completed to determine the amount of the impairment loss. Step two requires the allocation of the estimated fair value of the reporting unit to the assets, including any unrecognized intangible assets, and liabilities in a hypothetical purchase price allocation. Any remaining unallocated fair value represents the implied fair value of goodwill, which is compared to the corresponding carrying value of goodwill to compute the goodwill impairment amount. In 2008, the Company recorded a total non-cash charge of approximately $2,409 to reflect impairment of goodwill in the RBA reporting unit.

As part of the Company’s annual impairment analysis, the Company engages a third-party appraisal firm to assist the Company in its determination of the estimated fair value of each unit. This determination includes estimating the fair value using both the income and market approaches. The income approach requires management to estimate a number of factors for each reporting unit, including projected future operating results, economic projections, anticipated future cash flows, discount rates, and the allocation of shared or corporate items. The market approach estimates fair value using comparable marketplace fair value data from within a comparable industry grouping. In most cases, the Company will assess both the income and market approaches to derive the concluded fair value of each reporting unit.

The determination of the fair value of the reporting units and the allocation of that value to individual assets and liabilities within those reporting units requires us to make significant estimates and assumptions. These estimates and assumptions primarily include, but are not limited to: the selection of appropriate peer group companies; control premiums appropriate for acquisitions in the industries in which the Company compete; the discount rate; terminal growth rates; and forecasts of revenue, operating income, depreciation and amortization, restructuring charges and capital expenditures. The allocation requires several analyses to determine fair value of assets and liabilities including, among others, trade names, customer relationships, and property, plant and equipment (valued at replacement costs). Although the Company believes our estimates of fair value are reasonable, actual financial results could differ from those estimates due to the inherent uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions could have a significant impact on either the fair value of the reporting units, the amount of the goodwill impairment charge, or both. For our 2008 annual impairment testing, we also compared the sum of the estimated fair values of our reporting units to our total value as implied by the market value of our equity. This comparison indicated that, in total, the Company’s assumptions and estimates were reasonable. However, future declines in the overall market value of the Company’s equity may indicate that the fair value of one or more reporting units has declined below its carrying value.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

One measure of the sensitivity of the amount of goodwill impairment charges to key assumptions is the amount by which each reporting unit “passed” (fair value exceeds the carrying amount) or “failed” (the carrying amount exceeds fair value) the first step of the goodwill impairment test. For the two units that passed step one, fair value exceeded the carrying amount by 136% and 60% of their respective estimated fair values. For the two units that failed step one, one unit exceeded fair value by 7% for step two, therefore there was no impairment and we recorded a $2,409 write-down in goodwill with respect to the other unit, RBA. In addition, the Company performed tests of recoverability for the Company’s RBA customer relationships which, based on the tests performed, indicated that the undiscounted cash flow exceeded its carrying value of its assets therefore no additional amounts needed to be adjusted. Generally, changes in estimates of expected future cash flows would have a similar effect on the estimated fair value of the reporting unit. That is, a 1% change in estimated future cash flows would decrease the estimated fair value of the reporting unit by approximately 1%. Of the other key assumptions that impact the estimated fair values, most reporting units have the greatest sensitivity to changes in the estimated discount rate. In the 2008 analysis, the discount rate used to present value the projected income and cash flow stream is based on an estimate of each reporting unit’s weighted average cost of capital which ranged from 15.4% to 24.4%.

The Company evaluates the recoverability of other long-lived assets, including property, plant and equipment and certain identifiable intangible assets, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company performs impairment tests of indefinite-lived intangible assets on an annual basis or more frequently in certain circumstances. Factors considered important which could trigger an impairment review include significant underperformance relative to historical or projected future operating results, termination or renegotiation of a significant contract, significant changes in the manner of use of the assets or the strategy for the overall business, a significant decrease in the market value of the assets or significant negative industry or economic trends. When the Company determines that the carrying amount of long-lived assets may not be recoverable based upon the existence of one or more of the indicators, the assets are assessed for impairment based on the estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recorded for the excess of the asset’s carrying amount over its fair value.

Warranty Liability

The Company offers warranties ranging from two to seven years to its customers depending upon the specific product and terms of the customer purchase agreement. Customers may submit warranty claims to the Company and, with respect to certain customer contracts, we have recourse provisions for items that would enable recovery from third parties for amounts paid to customers under warranty provisions. The Company’s reserves for general product warranty costs are based upon a percentage of the product sales revenue and may include a specific reserve based upon certain conditions. As of December 31, 2008 and December 31, 2007 the Company’s estimated product warranty liability was $890 and $242, respectively, and is recorded within accrued liabilities in our consolidated balance sheets.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The changes in the carrying amount of the Company’s total product warranty liability for the years ended December 31, 2008 and December 31, 2007 were as follows:

	For the years ended December 31,
	2008	2007
Beginning Balance	$242	$122
Accruals for warranties issued	856	92
Accruals relating to pre-existing warranties	(208)	(77)
Accruals from acquisitions	—	105
Ending Balance	$890	$242

Income Taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). SFAS 109 requires the recognition of deferred income tax assets and liabilities based upon the income tax consequences of temporary differences between financial reporting and income tax reporting by applying enacted statutory income tax rates applicable to future years to differences between the financial statement carrying amounts and the income tax basis of existing assets and liabilities. SFAS 109 also requires that deferred income tax assets be reduced by a valuation allowance if it is more likely than not that some portion of the deferred income tax asset will not be realized.

On January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which is an interpretation of SFAS 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The initial application of FIN 48 to our tax position had no effect on our results of operations or stockholders’ equity.

Derivative Financial Instruments

We currently use derivative financial instruments in the form of interest rate swaps to minimize the effect of interest rate fluctuations on certain of our outstanding debt and account for our derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) as amended. Our derivative financial instruments are recognized on our consolidated balance sheet at fair value. These derivatives do not qualify for hedge accounting treatment as defined under SFAS 133; accordingly, all respective gains or losses on these derivative financial instruments are reported in other income or expense in our consolidated statements of operations.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Share-Based Compensation

On January 1, 2006, we adopted the provisions of SFAS No. 123 (revised), Share-Based Payment (“SFAS 123R”). SFAS 123R replaced our previous accounting for share-based awards under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, for periods beginning in 2006. SFAS 123R requires that all share-based payments to employees and non-employee directors, including grants of stock options and shares of non-vested stock, be recognized in the financial statements based on the estimated fair value of the equity or liability instruments issued.

See Note 20 “Share-Based Compensation” of these notes to our consolidated financial statements for further discussion of our share-based compensation plans, the nature of share-based awards issued under the plans and our accounting for share-based awards.

3.  EARNINGS PER SHARE

The Company computes earnings per share under the basic and diluted methodology and presents per share data for all periods in which statements of operations are presented. Basic earnings per share is computed by dividing net income or loss by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income or loss by the weighted average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents with respect to the Company’s calculation of diluted earnings per share generally include outstanding stock options and non-vested restricted stock units. Restricted stock units are converted into shares of the Company’s common stock as they vest on the anniversary of the grant date. Due to the Company’s history of operating losses, common stock equivalents are excluded from the calculation of diluted earnings per share as a result of their anti-dilutive effect on per share data.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

3.  EARNINGS PER SHARE (Continued)

The following table presents a reconciliation of basic and diluted earnings per share for the years ended December 31, 2008, 2007 and 2006 as follows:

	For the Year Ended December 31,
	2008	2007	2006
Basic earnings per share calculation:
Net loss to common stockholders	$(25,285)	$(3,362)	$(2,735)
Weighted average of common shares outstanding	89,899	51,535	33,772
Basic net loss per share	$(0.28)	$(0.07)	$(0.08)
Diluted earnings per share calculation:
Net loss to common stockholders	$(25,285)	$(3,362)	$(2,735)
Weighted average of common shares outstanding	89,899	51,535	33,772
Common stock equivalents:
Stock options and non-vested stock awards(1)	—	—	—
Convertible promissory note(2)	—	—	—
Weighted average of common shares outstanding	89,899	51,535	33,772
Diluted net loss per share	$(0.28)	$(0.07)	$(0.08)

(1)   Stock options and restricted stock units granted and outstanding of 2,157,500 and 965,000 as of December 31, 2008 and 2007, respectively, are excluded from the computation of diluted earnings due to the anti-dilutive effect as a result of the Company’s net loss for these respective years.

(2)   Common stock equivalents of 685,000 with respect to the conversion feature of the senior subordinated convertible promissory notes outstanding as of December 31, 2007 were excluded from the computation of diluted earnings due to the anti-dilutive effect as a result of the Company’s net loss for the year ended December 31, 2007.

4.  BUSINESS ACQUISITIONS

2008 Acquisitions

Energy Maintenance Service, LLC

On January 16, 2008, the Company acquired all of the outstanding membership interests in EMS, a South Dakota-based company engaged in construction support, engineering and maintenance services for the wind energy industry. The aggregate purchase price was $32,250, excluding $536 of transaction-related costs. The purchase price consisted of $18,429 of cash and 1,629,834 unregistered shares of the Company’s common stock at a price per share of $8.48. The Company entered into a registration rights agreement with the former owners of EMS which provides the former owners with demand and piggyback registration rights. The cash portion of the purchase price was financed by a private placement of the Company’s common stock. See Note 18 “Stockholders’ Equity” for further discussion.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

4.  BUSINESS ACQUISITIONS (Continued)

The following table summarizes the estimated fair values of the EMS assets acquired and liabilities assumed on the date of the acquisition:

Current assets	$4,712
Property and equipment	1,549
Intangible—trade name	1,790
Intangible—customer relationships	24,700
Goodwill	4,561
Total assets acquired	37,312
Current liabilities	(3,545)
Long term liabilities	(981)
Total purchase consideration	$32,786

The Company may adjust goodwill as necessary as it finalizes purchase price allocations for acquisitions. Typical adjustments include outstanding professional fees and fixed asset valuations. Goodwill of $4,561 and other intangibles of $26,490 are expected to be deductible for income tax purposes over 15 years.

The Company does not have any contingent payments or commitments in relation to the acquisition of EMS, with the exception of certain stock options that were awarded as a result of the acquisition. Stock options are a share-based compensation expense and are subject to accounting treatment under SFAS No. 123(R) as discussed in Note 20 “Share-based compensation”.

Badger Transport, Inc.

On June 4, 2008, the Company acquired all of the outstanding shares of Badger, a Wisconsin based provider of transportation services for oversized/overweight equipment and machinery, primarily to the wind industry, for an aggregate purchase price of $11,811, excluding $184 of transaction-related acquisition costs. The purchase price consisted of $5,811 of cash and 581,959 unregistered shares of Broadwind common stock at a price per share of $10.31. The Company entered into a registration rights agreement with the former owner of Badger that provides the former owner with limited piggyback registration rights. The Company financed the cash portion of the acquisition with cash on hand.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

4.  BUSINESS ACQUISITIONS (Continued)

The following table summarizes the estimated fair values of the Badger assets acquired and liabilities assumed on the date of the acquisition:

Current assets	$1,496
Property and equipment	5,232
Intangible—trade name	370
Intangible—customer relationships	4,380
Intangible—non-compete agreement	1,490
Goodwill	5,154
Total assets acquired	18,122
Current liabilities	(2,178)
Capital lease obligations	(1,052)
Long term debt	(2,544)
Deferred tax liability	(353)
Total purchase consideration	$11,995

The Company may adjust goodwill as necessary as it finalizes purchase price allocations for acquisitions. Typical adjustments include outstanding working capital, professional fees and fixed asset valuations. Goodwill and intangible assets associated with the purchase of Badger are not expected to be deductible for income tax purposes.

In connection with the Badger acquisition, the Company was required to fund approximately $4,400 of equipment purchases that Badger had on order for expansion. The Company has funded $4,384 of this commitment which is complete.

2007 Acquisitions

R.B.A. Inc.

On October 1, 2007, the Company acquired all of the outstanding stock of RBA, a Wisconsin based fabricator of components for energy related industries. The aggregate consideration paid for the RBA acquisition was $5,197, which includes transaction related acquisition costs of $197.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

4.  BUSINESS ACQUISITIONS (Continued)

The following table summarizes the estimated fair values of the RBA assets acquired and liabilities assumed on the date of the acquisition:

Current assets	$1,400
Property and equipment	1,845
Intangible—trade name	120
Intangible—customer relationships	2,020
Other assets	49
Goodwill	2,409
Total assets acquired	7,843
Current liabilities	(1,082)
Deferred tax liabilities	(1,564)
Total purchase consideration	$5,197

None of the goodwill associated with the purchase of RBA is expected to be deductible for income tax purposes.

Brad Foote Gear Works, Inc.

On October 19, 2007, the Company acquired all of the outstanding stock of Brad Foote, an Illinois-based manufacturer of gearing systems for the wind turbine, oil and gas and energy-related industries. The aggregate consideration paid for the Brad Foote acquisition was $131,730, which includes $538 of transaction-related acquisition costs.

Total consideration included $64,146 of the Company’s common stock, which was valued based upon a fairness opinion received from an independent valuation firm, as the majority of the Company’s stock was held by a limited number of stockholders, and the shares are thinly traded on the OTC Bulletin Board.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed on the date of the acquisition:

Current assets	$22,077
Property and equipment	47,853
Intangible—trade name	7,999
Intangible—customer relationships	75,538
Other long-term assets	163
Goodwill	21,239
Total assets acquired	174,869
Current liabilities	(26,292)
Long term liabilities	(16,847)
Total purchase consideration	$131,730

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

4.  BUSINESS ACQUISITIONS (Continued)

Of the $21,239 of goodwill associated with the purchase of Brad Foote, approximately $21,000 is expected to be deductible for income tax purposes.

The following table represents the consolidated financial information for the Company on a pro forma basis, assuming that the acquisition of Brad Foote, EMS and Badger had occurred as of January 1, 2007. The Company is excluding the pro forma results of the RBA acquisition because the impact of this acquisition is not material to our consolidated results of operations for the year ended December 31, 2007. The historical financial information has been adjusted to give effect to pro forma items that are directly attributable to the acquisition and expected to have a continuing impact on the consolidated results. These items include, among others, adjustments to increase depreciation related to the stepped-up basis in machinery and equipment, adjust inventory to fair market value, record amortization of intangible assets, increase interest expense for certain long-term notes payable, and reclassify certain items to conform to the Company’s financial reporting presentation. Additionally, the following table sets forth unaudited financial information and has been compiled from historical financial statements and other information, but is not necessarily indicative of the results that actually would have been achieved had the transactions occurred on the dates indicated or that may be achieved in the future.

	For the Year Ended December 31,
	2008			2007
	As reported	Pro-forma adjustments (Unaudited)	Pro-forma (Unaudited)	As reported	Pro-forma adjustments (Unaudited)	Pro-forma (Unaudited)
Revenues	$217,321	$5,710	$223,031	$29,804	$95,565	$125,369
Net loss	(25,285)	(1,826)	(27,111)	(3,362)	(6,501)	(9,863)
Loss per share
Basic and diluted	$(0.28)	$(0.02)	$(0.30)	$(0.07)	$(0.12)	$(0.19)

5.  RECENT ACCOUNTING PRONOUNCEMENTS

SFAS 141(R)

In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS 141R”), which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for fiscal years beginning after December 15, 2008. Early adoption is not permitted. SFAS 141R is to be applied prospectively to business combinations for which the acquisition date in on or after the first reporting period beginning on or after December 15, 2008. The adoption of this standard is not anticipated to have a material impact on our financial position, results of operations, or cash flows.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

5.  RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

SFAS 157-2

In February 2008, the FASB issued FASB Staff Position No. 157-2 (“FSP 157-2”), which delayed the effective date by which companies must adopt certain provisions of SFAS No. 157, Fair Value Measurements (“SFAS 157”). FSP 157-2 defers the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The adoption of this standard is not anticipated to have a material impact on our financial position, results of operations, or cash flows.

SFAS 161

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). This statement is intended to enhance required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how: (a) an entity uses derivative instruments; (b) derivative instruments and related hedged items are accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities; and (c) derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. We are currently evaluating the effect of adoption of SFAS 161, but do not presently believe that it will have a material effect on our consolidated financial position or results of operations.

SFAS 162

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. We do not expect any significant changes to our financial accounting and reporting as a result of the issuance of SFAS 162.

6.  CASH AND CASH EQUIVALENTS

Cash and cash equivalents were $15,253 and $5,782 as of December 31, 2008 and 2007, respectively. Cash and cash equivalents as of December 31, 2008 consisted of cash in operating accounts of $8,006 and $7,247 in money market account funds, compared to cash in money market account funds of $5,782 as of December 31, 2007.

The Company’s policy is to invest excess cash into money market account funds, which are generally of a short-term duration based upon operating requirements. Income earned on these investments is recorded to interest income in our consolidated statements of operations. For the years ended December 31, 2008, 2007 and 2006, interest income was $584, $400 and $0, respectively. Additionally, the Company is currently evaluating its risk management policies in terms of the potential impact of any significant credit risk associated with cash deposits at various financial institutions which are in excess of federally insured amounts.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

7.  ALLOWANCE FOR DOUBTFUL ACCOUNTS

The activity in the accounts receivable allowance for the years ended December 31, 2008, 2007 and 2006 consists of the following:

	For the Year Ended December 31,
	2008	2007	2006
Balance at beginning of year	$2,983	$—	$—
Bad debt expense	1,196	156	—
Write-offs	(2,899)	—	—
Other(1)	224	2,827	—
Balance at end of year	$1,504	$2,983	$—

(1)         Other represents opening balance sheet allowances for doubtful accounts as part of the acquisitions of EMS and Badger in January 2008 and June 2008, respectively and Brad Foote in 2007.

8.  INVENTORIES

Inventories are stated at the lower of cost or market value and primarily consist of raw material, work-in-process, and finished goods. Work-in-process consists of labor and overhead, processing costs, purchased subcomponents and materials purchased for specific customer orders. Finished goods consist of components purchased from third parties as well as components manufactured by the Company that will be used to produce final customer products.

The components of inventories as of December 31, 2008 and 2007 are summarized as follows:

	As of December 31,
	2008	2007
Raw materials	$16,429	$4,230
Restricted raw material(1)	9,936	—
Work-in-process	16,226	8,976
Finished goods	401	873
	42,992	14,079
Less: Reserve for excess and obsolete inventory	(1,097)	(1,096)
Net inventories	$41,895	$12,983

(1)         In December, 2008, Tower Tech entered into an agreement pursuant to which it agreed to convey to a customer ownership of certain raw materials (the “Bailment Materials”) that Tower Tech had acquired for use in constructing wind turbine towers for such customer, in exchange for the release of a down payment of $9,936 paid by the customer pursuant to the terms of a purchase order. In connection with the transaction, the customer caused the release/cancellation of a letter of credit securing the down-payment (the “L/C”) in

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

8.  INVENTORIES (Continued)

order for the cash being held by the L/C issuer as security for the L/C to be released to Tower Tech. The customer also granted Tower Tech a security interest in a portion of the Bailment Materials in the event the purchase order is not fully performed by the customer for any reason other than the breach or default of Tower Tech. Tower Tech issued a new performance letter of credit in the amount of $500 as a guarantee of complete performance by Tower Tech of its obligations under the purchase order. The Bailment Materials continue to be held by Tower Tech as a bailment for the sole and exclusive benefit and use of the customer, and are intended to be used by Tower Tech for construction of the wind turbine towers for such customer under the purchase order. As a result of this transaction, $9,436 was released from restricted cash and made available for other purposes.

9.  PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Depreciation is recognized using the straight-line method over the estimated useful lives of the related assets for financial reporting purposes and an accelerated method for income tax reporting purposes. Expenditures for additions and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the useful lives of the respective assets are expensed as incurred. The Company capitalizes interest costs incurred on indebtedness used to construct property, plant and equipment in accordance with the pronouncement provisions of SFAS No. 34, Capitalization of Interest Cost (“SFAS 34”). Capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life. Interest cost capitalized was $230 and $18 for the years ended December 31, 2008 and 2007, respectively. Property or equipment sold or disposed of is removed from the respective property accounts, with any corresponding gains and losses recorded to other income or expense in our consolidated statement of operations. As of December 31, 2008, $2,204 was included in accrued liabilities for the purchase of property, plant and equipment which is a non-cash investing activity.

The cost basis and estimated lives of property and equipment as of December 31, 2008 and 2007 are as follows:

	As of December 31,
	2008	2007	Life
Land	$2,556	$15
Buildings	6,456	4,018	39 years
Machinery and equipment	94,019	51,332	5 - 10 years
Office furniture and equipment	1,641	640	3 - 20 years
Leasehold improvements	2,052	1,919	Asset life or life of lease
Construction in progress	51,004	3,442
	157,728	61,366
Less-accumulated depreciation	(13,021)	(2,476)
	$144,707	$58,890

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

10.  GOODWILL AND INTANGIBLE ASSETS

Changes in the carrying value of goodwill during the years ended December 31, 2008 and 2007 are as follows:

	Towers	Gearing	Technical and Engineering Services	Logistics	Total
Goodwill balance as of December 31, 2006	$—	$—	$—	$—	$—
Goodwill related to acquisitions	2,409	25,202	—	—	27,611
Goodwill balance as of December 31, 2007	2,409	25,202	—	—	27,611
Purchase accounting adjustments	—	(3,963)	—	—	(3,963)
Goodwill related to acquisitions	—	—	4,561	5,154	9,715
Impairment charge	(2,409)	—	—	—	(2,409)
Goodwill balance as of December 31, 2008	$(2,409)	$21,239	$4,561	$5,154	$30,954

The increase in goodwill in 2008 is related to the acquisitions of EMS and Badger. The negative adjustment in the Gearing segment relates to purchase price allocation adjustments recorded in connection with the acquisition of Brad Foote in October 2007. These adjustments were recorded during 2008 to adjust the fair value of certain machinery and equipment, to record additional acquisition-related costs, and to adjust the purchase price.

The increase in goodwill in 2007 is related to the acquisition of Brad Foote. See Note 4 “Business Acquisitions” of these notes to our consolidated financial statements for further discussion of these respective acquisitions.

Since our adoption of the provisions of SFAS 142, Goodwill and Other Intangible Assets, we perform our annual impairment test of goodwill as of October 31 of each year, or more frequently when events or circumstances indicate that the carrying value of the Company’s assets may not be recovered. The Company tests intangible assets for impairment only when events or circumstances indicate that the carrying value of these assets may be impaired. During the fourth quarter of 2008, we performed our annual impairment test of goodwill. Our analysis indicated that the goodwill attributable to our RBA subsidiary was impaired as a result of a projected decline in the discounted cash flows in RBA’s results of operations. Our analysis indicated that projected fair value of RBA assets did not exceed the carrying value of RBA’s net assets. Our method in determining the fair value was based upon our estimate of the projected future discounted cash flows of our reporting units. As a result, we recorded a goodwill impairment charge of $2,409 during the fourth quarter to our Towers segment. The impairment charge was recorded to operating expenses in our consolidated statement of operations for the year ended December 31, 2008.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

10.  GOODWILL AND INTANGIBLE ASSETS (Continued)

As of December 31, 2008 and 2007, the cost basis, accumulated amortization and net book value of intangible assets were as follows:

	December 31, 2008				December 31, 2007
	Cost	Accumulated Amortization	Net Book Value	Weighted Average Amortization Period	Cost	Accumulated Amortization	Net Book Value	Weighted Average Amortization Period
Intangible assets:
Customer relationships	$106,638	$(11,939)	$94,699	10.2	$77,558	$(1,573)	$75,985	10.1
Trade names	10,279	(585)	9,694	20.0	8,119	(82)	8,037	20.0
Noncompete agreements	1,490	(290)	1,200	3.0	—	—	—	—
Intangible assets	$118,407	$(12,814)	$105,593	11.0	$85,677	$(1,655)	$84,022	11.0

The increase in intangible assets in 2008 is related to the acquisition of Badger and EMS. See Note 4 “Business Acquisitions” of these notes to our consolidated financial statements for further discussion of these respective acquisitions.

Intangibles assets are amortized on a straight line basis over their estimated useful lives, which are 9 to 20 years for customer relationships, 20 years for trade names and 3 years for non-compete agreements. During the years ended December 31, 2008 and 2007, we recorded additions to intangible assets of $32,730 and $85,677, respectively.

Amortization expense was $11,159, $1,750 and $21 for the years ended December 31, 2008, 2007 and 2006, respectively. As of December 31, 2008, estimated future amortization expense is as follows:

2009	$12,996
2010	12,996
2011	12,706
2012	12,499
2013	12,499
2014 and thereafter	41,897
Total	$105,593

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

11.  ACCRUED LIABILITIES

Accrued liabilities as of December 31, 2008 and 2007 consisted of the following:

	December 31,
	2008	2007
Accrued operating expenditures	$1,110	$4,217
Accrued payroll and benefits	3,631	1,894
Accrued capital expenditures	2,204	—
Reimbursement due under Brad Foote purchase agreement	—	5,171
Accrued warranty	890	242
Accrued other	2,551	933
Total accrued liabilities	$10,386	$12,457

12.  DEBT AND CREDIT AGREEMENTS

The Company’s outstanding debt balances as of December 31, 2008 and 2007 consist of the following(1):

	December 31,
	2008	2007
Lines of credit	$10,831	$8,327
Term loans and notes payable	28,012	22,426
Related party note	—	25,000
	38,843	55,753
Less—Current portion	(13,051)	(38,133)
Long-term debt, net of current maturities	$25,792	$17,620

As of December 31, 2008, future annual principal payments of our outstanding debt obligations are as follows(1):

2009	$13,051
2010	14,819
2011	9,492
2012	506
2013	975
Total	$38,843

(1)         The tables above reflect the revised maturity dates related to credit agreements amended on March 13, 2009, as further described below and in Note 24 “Subsequent Events”.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

12.  DEBT AND CREDIT AGREEMENTS (Continued)

Credit Facilities

Brad Foote

In connection with our acquisition of Brad Foote in October 2007, the Company assumed approximately $25,500 of outstanding senior debt and available lines of credit, including the following loans that Brad Foote had obtained from Bank of America, formerly known as LaSalle Bank National Association (“BOA”), pursuant to a Loan and Security Agreement dated as of January 17, 1997 (as previously amended and/or stated, the “Loan Agreement”): (i) a $10,000 (now $4,000) revolving line of credit loan (the “Revolving Loan”); (ii) a consolidated term loan in the original principal sum of approximately $7,900 (the “Term Loan”); (iii) an $11,000 non-revolving equipment line of credit loan (the “Equipment Loan”); and (iv) a $9,000 non-revolving equipment line of credit loan with a term conversion feature (the “Equipment Loan No. 2”). The promissory notes evidencing the Revolving Loan, the Term Loan, The Equipment Loan and the Equipment Loan No. 2 are referred to collectively below as the “BOA Notes”. As described more fully below, 1309 South Cicero Avenue, LLC, a Delaware limited liability company (“1309”) and 5100 Neville Road, LLC, a Delaware limited liability company (“5100”) each a wholly-owned subsidiary of Brad Foote) subsequently executed a Term Note with BOA in the amount of $2,075 dated January 31, 2008 (as previously amended and/or restated, the “Subsidiary Note”).

The Revolving Loan, which was originally scheduled to mature on June 30, 2008, had approximately $5,700 outstanding at closing of the Brad Foote acquisition, with $4,000 outstanding at December 31, 2008. The Revolving Loan was extended on September 29, 2008 to a maturity date of January 15, 2009, and further extended on January 16, 2009 to a maturity date of March 15, 2009. Interest on the Revolving Loan is payable monthly. The Term Loan, which matures on January 31, 2011, had approximately $5,300 outstanding at closing of the Brad Foote acquisition, with $3,291 outstanding at December 31, 2008, and requires monthly principal and interest payments. The monthly amount of principal due on the Term Loan is $132. The Equipment Loan had approximately $10,000 outstanding at closing of the Brad Foote acquisition, with $7,333 outstanding at December 31, 2008. The Equipment Loan included an option to convert the obligation to a term note on April 29, 2007. This conversion was effected, making the outstanding principal balance of the Equipment Loan payable in monthly principal installments of $183 commencing on May 31, 2007, maturing on April 30, 2012. Interest accrues on the outstanding balance of the converted term loan. The Equipment Loan No. 2, which matures on June 30, 2013, had approximately $4,500 outstanding at closing of the Brad Foote acquisition, with $8,138 outstanding at December 31, 2008. The Equipment Loan No. 2 included an option to convert the obligation to a term note, which conversion was effected. Interest on the Equipment Loan No. 2 was payable monthly until June 30, 2008, at which point Brad Foote began making monthly principal payments of $150 plus interest, which accrues on the outstanding balance of the Equipment Loan No. 2. Pursuant to the Omnibus Amendment described below, for interest periods beginning after January 20, 2009, the interest rate payable under the BOA Notes and under the Subsidiary Note is equal to the greater of (A) the rate per annum equal to the British Bankers Association LIBOR Rate plus five percent (5%) and (B) six percent (6%) (the “Current Interest Rate”).

On September 29, 2008, Brad Foote entered into a thirty-first amendment to the Loan Agreement with BOA. Pursuant to such amendment, Brad Foote had an obligation to pay down $3,000 of the

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

12.  DEBT AND CREDIT AGREEMENTS (Continued)

outstanding principal amount under the Revolving Loan by September 30, 2008, and made the required payment of such amount on October 1, 2008. Brad Foote received a waiver from BOA with respect to the required payment. Additionally, the Company failed compliance with two of its covenants, specifically its EBITDA coverage ratio and its cash flow coverage ratio calculations. The Company obtained a waiver from BOA of these covenant violations as of September 30, 2008.

On December 9, 2008, Brad Foote entered into a thirty-second amendment to the Loan Agreement with BOA (the “Loan Agreement Amendment”). In connection with the Loan Agreement Amendment, Brad Foote and BOA also entered into an Amended and Restated Renewal Revolving Note and Note Modification Agreements pertaining to the BOA Notes (together, the “Additional Loan Agreements”). Under the terms of the Loan Agreement Amendment and the Additional Loan Agreements, Brad Foote and BOA agreed (i) to permanently reduce the amount of the Revolving Loan from $10,000 to $7,000, (ii) to waive Brad Foote’s violation of the covenants concerning EBITDA coverage ratio and cash flow coverage ratio calculations set forth in the Loan Agreement (the “Loan Agreement Covenants”), (iii) to modify the interest rate charged on the BOA Notes to equal “Adjusted LIBOR,” generally defined as the rate at which U.S. dollar deposits in a comparable amount are offered generally in the London Interbank Eurodollar market plus 2.5 percent (pursuant to the Omnibus Amendment described below, such interest rate was subsequently revised to equal the Current Interest Rate), (iv) that Brad Foote pay down $3,000 of the outstanding balance on the Revolving Loan from a loan with the Company and (v) that Brad Foote pay to BOA a covenant waiver fee in the amount of $25. Under the terms of the Loan Agreement Amendment and the Additional Loan Agreements, BOA waived Brad Foote’s violation of the Loan Agreement Covenants for the nine-month period ended September 30, 2008.

On January 16, 2009, Brad Foote, 1309 and 5100 entered into an Omnibus Amendment Agreement dated January 15, 2009 (the “Omnibus Amendment”) with BOA, further amending the Loan Agreement. Among other things, the Omnibus Amendment provided that (i) BOA waive Brad Foote’s violation of the Loan Agreement Covenants for the period from December 31, 2008 up to but not including January 20, 2009, (ii) the maximum amount that Brad Foote may borrow under the note evidencing the Revolving Loan is $4,000, (iii) the termination date of the Loan Agreement be extended to March 15, 2009 (or such earlier time upon which the note evidencing the Revolving Loan becomes due and payable), (iv) that for interest periods beginning after January 20, 2009, the interest rate payable for the BOA Notes and for the Subsidiary Note be equal to the Current Interest Rate, (v) Brad Foote’s financial covenants and events of default be amended and restated and (vi) Brad Foote pay BOA an amendment and waiver fee in the amount of $25, as well as all reasonable fees and expenses of BOA incurred in connection with the drafting, negotiation, execution, delivery and effectiveness of the Omnibus Amendment.

In connection with the Omnibus Amendment, Brad Foote, 1309, 5100, the Company and BOA entered into additional agreements on January 16, 2009, including (i) a Pledge Agreement pursuant to which the Company granted BOA a first priority security interest in all shares of stock of Brad Foote and all indebtedness to the Company and any promissory notes and/or instruments representing such indebtedness, (ii) an Unconditional Guaranty executed by the Company in favor of BOA, whereby the Company guaranteed the payment of Brad Foote’s indebtedness under the Loan Agreement and certain other loan documents, certain agreements designed to protect 1309 and 5100 against

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

12.  DEBT AND CREDIT AGREEMENTS (Continued)

fluctuations in interest rates, currency exchange rates or commodity prices and any treasury management services provided to 1309 and/or 5100 by BOA or any affiliate of BOA, (iii) an Unconditional Guaranty executed by each of 1309 and 5100 in favor of BOA, whereby each of 1309 and 5100 guarantees the payment of Brad Foote’s indebtedness under the Loan Agreement and (iv) mortgages from 1309, 5100 and Brad Foote to BOA, each of (i) through (iv) above dated as of January 15, 2009.

On March 13, 2009, Brad Foote, 1309 and 5100 entered into the Second Omnibus Amendment with BOA, further amending the Loan Agreement, and, in connection therewith, the Company, 1309 and 5100 entered into the Reaffirmation. Among other things, the Second Omnibus Amendment further amended and restated certain financial covenants under the Loan Agreement and set forth certain additional covenants, including a minimum monthly cumulative EBITDA covenant for Brad Foote. The Second Omnibus Amendment also provided that (i) BOA waive Brad Foote’s violation of the minimum EBITDA covenant for the period ending December 31, 2008, (ii) Brad Foote pay to BOA $1,500 of the amount outstanding on the Revolving Loan ($500 of which was paid by the Company on behalf of Brad Foote) and that the maturity date of the Revolving Loan be extended to January 15, 2011, (iii) the Revolving Loan be amortized pursuant to monthly payments, (iv) BOA’s revolving credit commitment under the Loan Agreement be terminated, resulting in BOA having no obligation to make revolving loans to Brad Foote under the Loan Agreement, (v) the maturity dates of the Equipment Note, Equipment Note No. 2 and Subsidiary Note be shortened to December 31, 2011 and (vi) Brad Foote pay BOA an extension fee on a monthly basis through the end of 2009.

The Loan Agreement states that the Revolving Loan, Term Loan, Equipment Loan and Equipment Loan No. 2 are secured by all of the assets of Brad Foote and that Brad Foote must maintain insurance on the collateral. The Loan Agreement requires Brad Foote to comply with standard covenants, including financial covenants relating to ratios of cash flow coverage and senior debt to EBITDA, to provide monthly financial reporting and to submit our annual audited financial statements to BOA at the close of each fiscal year. Each of the Revolving Loan, Term Loan, Equipment Loan and Equipment Loan No. 2 become immediately due and payable upon breach of any covenants or representations made by Brad Foote in the Loan Agreement and upon other customary events of default.

In addition to the covenants described in the preceding paragraph, covenants contained in the Loan Agreement include restrictions on Brad Foote’s ability to make distributions or dividends, incur indebtedness or make subordinated debt payments, as well as limitations on Brad Foote’s ability to make capital expenditures, any of which could ultimately affect our ability to undertake additional debt or equity financing.

On December 31, 2008, Brad Foote entered into an agreement with a vendor whereby, amongst other provisions, it agreed to a payment schedule for certain equipment ordered from such vendor in the amount of $2,784. This amount is included in notes payable on the Company’s Consolidated Balance Sheet as of December 31, 2008. The note requires a monthly payment of $232, bears an interest rate of six percent and matures in December 2009.

As further described in Note 19 “Related Party Transactions,” in February 2008, Brad Foote purchased two real estate parcels, located in Cicero, Illinois and Pittsburg, Pennsylvania, and assumed

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

12.  DEBT AND CREDIT AGREEMENTS (Continued)

related debt, the balance of which was $1,695, and is included in debt on the Company’s Consolidated Balance Sheet at December 31, 2008. The notes require monthly payments of $36, and as of March 13, 2009, bear an interest rate of of Libor plus 5% or six percent, whichever is greater, and matures in December 2011.

Tower Tech

In October 2007, Tower Tech obtained a secured line of credit (the “ICB Line”) from Investors Community Bank (“ICB”) in the amount of $2,500, which was increased to $5,500 on March 21, 2008. As of December 31, 2008, Tower Tech had drawn $4,664 on the ICB Line. The ICB Line is secured by substantially all of the assets of Tower Tech and RBA. Draws on the ICB Line bear interest at a variable rate equal to the greater of (A) 4.25% or (B) 1.75% above “The Previous Month Average 30 Day Libor Rate published in The Wall Street Journal”. Pursuant to a Commercial Debt Modification Agreement dated as of October 22, 2008, Tower Tech and ICB extended the maturity date of the ICB Line to April 22, 2009. In connection with the extension, Broadwind provided re-executed guaranties to ICB for all debt owed by each of Tower Tech and RBA to ICB. In addition, Tower Tech re-executed its guaranty for debts owed by RBA to ICB, and RBA re-executed its guaranty for debts owed to ICB by Tower Tech. We anticipated that each of Tower Tech and RBA would be in violation of certain financial covenants relating to net worth and debt to net worth ratio as of December 31, 2008. Tower Tech and RBA each received waivers on December 29, 2008 from ICB for the anticipated violations. On March 13, 2009, ICB extended the maturity date of the ICB Line to March 13, 2010 (the “ICB Line Extension Agreement”). Pursuant to the ICB Line Extension Agreement, Tower Tech agreed to establish new financial covenants with respect to minimum debt service coverage ratio and minimum tangible net worth. Tower Tech also agreed to retain their primary deposit accounts with ICB and that no additional loans or leases be entered into by Tower Tech without the prior approval of ICB.

RBA

On April 7, 2008, RBA executed four (4) promissory notes in favor of ICB (the “ICB Notes”), in the aggregate principal amount of approximately $3,781, as follows: (i) term note in the maximum principal amount of approximately $421, bearing interest at a per annum rate of 6.85%, with a maturity date of October 5, 2012; (ii) term note in the maximum principal amount of $700, bearing interest at a per annum rate of 5.65%, with a maturity date of April 25, 2013; (iii) term note in the maximum principal amount of $928, bearing interest at a per annum rate of 5.65%, with a maturity date of April 25, 2013; and (iv) line of credit note in the maximum principal amount of $1,732, bearing interest at a per annum rate of 4.48% until May 1, 2008 and thereafter at “The Previous Month Average 30 Day Libor Rate published in The Wall Street Journal”, with a maturity date of April 5, 2009 (“the Line of Credit Note”). The ICB Notes provide for multiple advances, and are secured by substantially all of the assets of RBA. As of December 31, 2008, the total amount of indebtedness outstanding under the ICB Notes was $3,564. On March 13, 2009, ICB extended the maturity date of the Line of Credit Note to March 13, 2010 (the “ICB Note Extension Agreement”). Pursuant to the ICB Note Extension Agreement, RBA agreed to establish new financial covenants with respect to minimum debt service coverage ratio and minimum tangible net worth. RBA also agreed to retain their primary

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

12.  DEBT AND CREDIT AGREEMENTS (Continued)

deposit accounts with ICB and that no additional loans or leases be entered into by RBA without the prior approval of ICB.

EMS

On January 16, 2008, we assumed approximately $2,500 of outstanding senior debt in connection with our acquisition of EMS. The debt comprised of various loans, maturing on dates from May 2008 to April 2013. In September 2008, EMS paid all outstanding term notes due to DNB National Bank in the amount of $2,425, which included accrued interest of $5.

Badger

On March 9, 2006, Badger executed a secured promissory note payable to Dairyman’s State Bank in the principal amount of approximately $134, bearing interest at a per annum rate of 9.25%, with a maturity date of March 9, 2011; this loan had approximately $68 outstanding as of December 31, 2008, and requires monthly principal and interest payments. On October 27, 2008, Badger executed a secured promissory note payable to First National Bank (“FNB”) in the principal amount of approximately $109, bearing interest at a per annum rate of 6.75%, with a maturity date of September 27, 2009; this loan had approximately $89 outstanding at December 31, 2008 and requires monthly principal and interest payments. On June 20, 2008, Badger executed a secured promissory note payable to FNB for a revolving line of credit (the “FNB Line”) in the maximum principal amount of approximately $488, bearing interest at a per annum rate equal to the greater of (A) 5.0% and (B) 1.0% over the prime rate from time to time, with a maturity date of June 20, 2009; this loan had approximately $467 outstanding at December 31, 2008 and requires monthly principal and interest payments.

Badger has also entered into various equipment notes and other debt agreements with monthly payment amounts ranging from $1 to $12, various interest rates ranging from 7.7% to 9.3%, and maturity dates in 2010 through 2013. The total amount of these notes at December 31, 2008 was $1,984, and is included within debt on the Company’s Consolidated Balance Sheet.

Summary of Term Loans and Notes Payable

As of December 31, 2008, we had outstanding term loans and notes payable totaling $28,012. These term loans and notes payable were used to finance building, equipment and vehicle expenditures and were primarily attributable to the assumption of debt as part of our acquisitions completed during 2007 and 2008. In addition to the term loans and notes payable specifically described above, the Company also has outstanding various other term loans and notes payable primarily associated with the purchase of equipment and vehicles. Of the $28,012 in outstanding term loans and notes payable, approximately $7,466 had a fixed interest rate and $20,547 had a floating interest rate primarily based on the prime rate of interest less one percentage point. The weighted average interest rate for all outstanding term loans and note payable was 3.30%, and the weighted average maturity was approximately 3.4 years.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

12.  DEBT AND CREDIT AGREEMENTS (Continued)

Related party note

These notes to our consolidated financial statements make reference herein below to the following parties: Tontine Capital Partners, L.P. (“TCP”), Tontine Partners, L.P. (“TP”), Tontine Overseas Fund Ltd., (“TOF”), Tontine Capital Overseas Master Fund, L.P. (“TMF”) and Tontine 25 Overseas Master Fund L.P. (“T25” and collectively with TMF, TCP, TP, TOF, TMF and their affiliates, “Tontine”).

During 2007, in connection with our acquisition of Brad Foote in October 2007, we issued to TP, TMF and TOF senior subordinated convertible promissory notes in the aggregate principal amount of $25,000 (the “Notes”). Pursuant to their terms, the Notes were to accrue interest at 9.5% per annum until July 19, 2008 and 13.5% thereafter and were to mature on October 19, 2010. Under the terms of the Notes, Broadwind was required to pay 10% of the original principal amount on the first anniversary of issuance, 40% of the original principal amount on the second anniversary of issuance and the remaining outstanding balance on the third anniversary of issuance. Pursuant to the respective notes, each Note holder had the right to convert the outstanding principal of its Note into newly issued shares of our common stock at a conversion rate of $7.50 per share (the “Conversion Rights”). The Conversion Rights became effective January 19, 2008, and were fully exercised on April 24, 2008 by TP, TOF and TMF, who received an aggregate of 3,333,332 shares of Broadwind common stock, which represented $25,000 in outstanding principal as of the conversion date. At that time Broadwind also paid $1,223 worth of related accrued interest on the Notes with cash.

See Note 18 “Stockholders’ Equity” of the notes to our consolidated financial statements for further discussion regarding transactions between the Company and Tontine. See Note 19 “Related Party Transactions” for further discussion regarding transactions between the Company and other related parties.

13.  LEASES

The Company leases various property and equipment under operating lease arrangements. Lease terms generally range from 2 to 15 years with renewal options for extended terms. We are required to make additional payments under certain property leases for taxes, insurance and other operating expenses incurred during the operating lease period. Rental expense for the years ended December 31, 2008, 2007 and 2006 was $3,090, $611 and $400, respectively.

In addition, we have also entered into capital lease arrangements to finance property and equipment and assumed capital lease obligations in connection with certain acquisitions. The cost basis and accumulated depreciation of assets recorded under capital leases, which are included in property and equipment, are as follows as of December 31, 2008 and 2007:

	December 31,
	2008	2007
Cost	$6,592	$1,589
Accumulated depreciation	(507)	(25)
Net book value	$6,085	$1,564

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

13.  LEASES (Continued)

Depreciation expense recorded in connection with assets recorded under capital leases was $482, $25 and $0 for the years ended December 31, 2008, 2007 and 2006, respectively.

As of December 31, 2008, future minimum lease payments under capital leases and operating leases are as follows:

	Capital Leases	Operating Leases	Total
2009	$1,315	$3,537	$4,852
2010	1,167	3,291	4,458
2011	1,128	3,095	4,223
2012	963	3,112	4,075
2013	760	2,402	3,162
2014 and thereafter	—	7,464	7,464
Total	5,333	$22,901	$28,234
Less—portion representing interest at a weighted average annual rate of 8.89%	(834)
Principal	4,499
Less—current portion	(978)
Capital lease obligations, noncurrent portion	$3,521

14.  COMMITMENTS AND CONTINGENCIES

Customer disputes

During 2008, the Company was involved in a pricing dispute with a customer, which included accumulated unpaid accounts receivable balances totaling approximately $2,249. The Company and the customer have reached a tentative resolution on this matter, which resulted in a write-off of these accounts receivable balances during the fourth quarter of 2008.

Purchase commitments

Tower Tech has issued building and equipment purchase commitments associated with the construction of new wind tower manufacturing facilities located in Brandon, South Dakota and Abilene, Texas totaling approximately $12,711. These purchase commitments are scheduled to be completed in 2009.

During 2007, Brad Foote entered into a purchase contract for equipment with a foreign vendor. During the year ended December 31, 2007, Brad Foote recorded a net foreign currency loss of $15 due to the decline in the value of the U.S. Dollar relative to the Euro. The commitment was converted from Euros to U.S. dollars during the quarter ended September 30, 2008, and no further foreign currency exposure exists with regard to this commitment. On December 31, 2008, the purchase agreement was amended to cancel certain previously agreed upon purchase commitments. As part of this amended purchase agreement, the Company agreed to equipment purchases totaling $3,674, of which $978 was paid as a down payment and the remaining $2,784 in principal plus accrued interest at 6% per annum is to be paid in twelve equal monthly installments through December 2009. The

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

14.  COMMITMENTS AND CONTINGENCIES (Continued)

Company has accounted for this purchase agreement as a promissory note and it is included in lines of credit and notes payable in the current liabilities section of our consolidated balance sheets as of December 31, 2008.

Legal proceedings

The Company is subject to legal proceedings in the normal course of business. We periodically evaluate the need to record liabilities in connection with loss contingencies, including, but not limited to, settlement of legal proceedings and regulatory compliance matters. In accordance with SFAS No. 5, Accounting for Contingencies, we accrue for costs related to loss contingencies when such costs are probable and reasonably estimable.

Environmental compliance and remediation liabilities

Our operations and products are subject to a variety of environmental laws and regulations in the jurisdictions in which we operate and sell products governing, among other things, air emissions, wastewater discharges, the use, handling and disposal of hazardous materials, soil and groundwater contamination, employee health and safety, and product content, performance and packaging. Also, certain environmental laws can impose the entire or a portion of the cost of investigating and cleaning up a contaminated site, regardless of fault, upon any one or more of a number of parties, including the current or previous owner or operator of the site. These environmental laws also impose liability on any person who arranges for the disposal or treatment of hazardous substances at a contaminated site. Third parties may also make claims against owners or operators of sites and users of disposal sites for personal injuries and property damage associated with releases of hazardous substances from those sites.

In September 2007, Tower Tech received a notice of violation from the Wisconsin Department of Natural Resources (“WDNR”) stating that Tower Tech was in violation of several provisions of the state’s air pollution laws and regulations in connection with the construction and operation of two new paint booths at its Manitowoc, Wisconsin facility. Tower Tech has entered into negotiations with the WDNR, and currently the WDNR is seeking only monetary penalties and no other relief.

Other

Approximately 32% of our employees are covered by two collective bargaining agreements with local unions. These agreements are scheduled to expire in October 2009 and February 2010.

15.  DERIVATIVE FINANCIAL INSTRUMENTS

As part of our acquisition of Brad Foote in October 2007, the Company assumed two interest rate swap agreements. These swap agreements are intended to minimize the impact of interest rate fluctuations on certain debt instruments. Interest rate swap agreements involve exchanges of fixed or floating rate interest payments periodically over the life of the agreement without the exchange of the underlying principal amounts. Under the provisions of SFAS 133, all derivatives are measured at fair value and recognized as either assets or liabilities on the Company’s balance sheet. The accounting for changes in the fair value of a derivative is dependent upon the use of the derivative and its resulting

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

15.  DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

designation. Unless specific hedge accounting criteria are met, changes in fair value must be recognized currently in earnings. The Company’s interest rate swaps do not qualify for hedge accounting under SFAS 133. Therefore, the Company is required to recognize the swap at its fair market value and record the fluctuations in the fair value of the swap in current earnings. The unrealized loss related to these fluctuations was approximately $194 and $153 for the years ended December 31, 2008 and 2007, respectively. The fair market value of the interest rate swaps of $582 and $388 is recorded as a long-term liability as of December 31, 2008 and 2007, respectively.

16.  FAIR VALUE MEASUREMENTS

Effective January 1, 2008, the Company implemented SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) related to its financial assets and liabilities, which defines fair value, establishes a framework for its measurement, and expands disclosures about fair value measurements. The adoption of SFAS 157 did not have an impact on the measurement of the Company’s financial assets and liabilities, but did result in additional disclosures.

In 2007, the FASB issued FASB Staff Position FAS 157-2 (“FSP 157-2”), which provided a one year deferral for the implementation of SFAS 157 for non-financial assets and liabilities measured at fair value that are recorded or disclosed on a non-recurring basis. The Company elected to apply the FSP 157-2 deferral, and accordingly, will not apply SFAS 157 to its goodwill impairment testing, intangibles impairment testing, other long-lived assets, and non-financial assets or liabilities measured at fair value in business acquisitions, until 2009. The Company is still evaluating the financial statement impact of the implementation of SFAS 157 for our non-financial assets and liabilities.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., exit price) in an orderly transaction between market participants at the measurement date. SFAS 157 requires disclosures that categorize assets and liabilities measured at fair value into one of three different levels depending on the assumptions (i.e., inputs) used in the valuation. Level 1 provides the most reliable measure of fair value while Level 3 generally requires significant management judgment. Financial assets and liabilities are classified in their entirety based on the lowest level of input significant to the fair value measurement. The SFAS 157 fair value hierarchy is defined as follows:

Level 1—Valuations are based on unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2—Valuations are based on quoted prices for similar assets or liabilities in active markets, or quoted prices in markets that are not active for which significant inputs are observable, either directly or indirectly.

Level 3—Valuations are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate of what market participants would use in valuing the asset or liability at the measurement date.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

16.  FAIR VALUE MEASUREMENTS (Continued)

The following table represents the fair values of the Company’s financial liabilities:

	As of December 31, 2008
	Level I	Level II	Level III	Total
Liabilities:
Interest rate swaps	$—	$582	$—	$582
Fixed interest rate debt obligations	—	7,438	—	7,438
Total liabilities at fair value	$—	$8,020	$—	$8,020

Effective January 1, 2008, the Company implemented SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), which allows companies the option to report selected financial assets and financial liabilities at fair value. The adoption of SFAS 159 had no impact on our consolidated financial statements.

17.  INCOME TAXES

The Company accounts for income taxes pursuant to SFAS No. 109, which provides for an asset and liability approach to accounting for income taxes. Deferred tax assets and liabilities represent the future tax consequences of the differences between the financial statement carrying amounts of assets and liabilities versus the tax basis of assets and liabilities. Under this method, deferred tax assets are recognized for deductible temporary differences, and operating loss and tax credit carryforwards. Deferred liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The impact of the tax rate changes on deferred tax assets and liabilities is recognized in the year that the change is enacted.

The provision for income taxes for the years ended December 31, 2008, 2007 and 2006 consists of the following:

	For the Year Ended December 31,
	2008	2007	2006
Current provision
Federal	$—	$—	$—
State	554	—	—
Total current provision	554	—	—
Deferred credit
Federal	(7,666)	(1,541)	(380)
State	(444)	(229)	(56)
Total deferred credit	(8,110)	(1,770)	(436)
Increase in deferred tax valuation allowance	8,618	731	436
Total provision (benefit) for income taxes	$1,062	$(1,039)	$—

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

17.  INCOME TAXES (Continued)

The increase in the valuation allowance was $8,618, $731, and $436 for the years ended December 31, 2008, 2007 and 2006, respectively. The deferred tax benefit of $1,039 for the year ended December 31, 2007 was related to the change in valuation allowance due to changed expectations about the realization of deferred tax assets as a result of the acquisition of RBA.

The tax effects of the temporary differences and net operating losses that give rise to significant portions of deferred tax assets and liabilities are as follows:

	December 31,
	2008	2007
Deferred income tax assets:
Net operating loss carryforwards	$15,225	$2,458
Accrual and reserves	2,216	241
Other	410	—
Total deferred tax assets	17,851	2,699
Valuation allowance	(7,368)	(1,167)
Deferred tax assets, net of valuation allowance	10,483	1,532
Deferred income tax liabilities:
Fixed assets	(9,624)	(877)
Intangible assets	(2,356)	(794)
Total deferred tax liabilities	(11,980)	(1,671)
Net deferred tax liability	$(1,497)	$(139)

Valuation allowances of $7,368 and $1,167 have been provided for deferred income tax assets for which realization is uncertain as of December 31, 2008 and 2007, respectively.

As of December 31, 2008, the Company had federal net operating loss carryforwards of approximately $41,000 expiring in various years through 2028. The majority of the net operating loss carry forwards will expire in 2027 and 2028.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

17.  INCOME TAXES (Continued)

The reconciliation of the tax provision (benefit) computed at the statutory rate to the effective tax rate is as follows:

	For the Year Ended December 31,
	2008	2007	2006
Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal income tax benefit	(0.4)	5.2	4.6
Permanent differences	(5.0)	(0.4)	(4.1)
Loss from pass through	—	—	(8.4)
Change in valuation allowance	(34.6)	(16.6)	(15.9)
Other	0.6	0.4	(11.2)
Effective income tax rate	(4.4)%	23.6%	0.0%

The Company adopted the provisions of FIN 48 on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a minimum recognition threshold for a tax provision taken or expected to be taken in a tax return that is required to be met before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The change in the FIN 48 liability for the year ended December 31, 2008 consists of the following:

2008
Balance as of January 1, 2008	$—
Tax positions related to current year:
Additions	31
Reductions	—
31
Tax positions related to prior years:
Additions	32
Reductions	—
Settlements	—
Lapses in statutes of limitations	—
Additions from current year acquisitions	130
162
Balance as of December 31, 2008	$193

It is the Company’s policy to include interest and penalties in tax expense. During the year ended December 31, 2008, the Company recognized and accrued approximately $53 of interest and penalties.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

17.  INCOME TAXES (Continued)

The Company files income tax returns in the U.S. federal and state jurisdictions. As of December 31, 2008, open tax years in the federal and some state jurisdictions date back to 1996 due to the taxing authorities’ ability to adjust operating loss carryforwards. No changes in settled tax years have occurred through December 31, 2008. The Company does not anticipate there will be a material change in the total amount of unrecognized tax benefits within the next 12 months.

18.  STOCKHOLDERS’ EQUITY

2008 Transactions

On January 16, 2008, to finance the cash portion of the EMS acquisition, the Company sold an aggregate of 2,031,250 shares of unregistered common stock in a private placement to TP and T25 at $8.48 per share for a total purchase price of $17,225, pursuant to a previously disclosed Amended and Restated Securities Purchase Agreement with TCP, TP and T25.

In connection with the acquisition of EMS, on January 16, 2008, the Company issued 1,629,834 shares of unregistered common stock to the members of EMS, calculated at $8.48 per share, for total stock consideration of $13,821. The Company entered into a registration rights agreement with the former owners of EMS which provides the former owners with demand and piggyback registration rights. Upon consummation of the Company’s acquisition of EMS, 7,500 shares of restricted stock units previously granted to certain Company executives vested; another 7,500 restricted shares vested as of January 16, 2009.

In the second quarter of 2008, the Company completed transactions resulting in the sale of an aggregate of $100,500 of its unregistered common stock, as follows: (A) $500, or 62,814 shares, was purchased by a member of the Company’s Board of Directors at a price of $7.96 per share, in connection with this transaction , the Company entered into a registration rights agreement with the applicable director that provides the director with piggyback registration rights; and (B) an aggregate of $100,000 worth, or 12,562,814 shares, was purchased by TCP, TP, TOF, and T25 at a price of $7.96 per share.

On April 24, 2008, TMF, TP, and TOF each converted the full original principal amount of their respective 9.5% notes into shares of Company common stock. Upon conversion, an aggregate of 3,333,332 shares of the Company’s common stock were issued to TMF, TP and TOF.

On June 4, 2008, the Company acquired all of the outstanding capital stock of Badger for total purchase price of $11,811, exclusive of transaction-related acquisition costs. A portion of the purchase price consisted of 581,959 unregistered shares of Broadwind’s common stock at a price per share of $10.31. The Company entered into a registration rights agreement with a former owner of Badger that provides the former owner with limited piggyback registration rights.

On June 25, 2008, at the 2008 Annual Meeting of Stockholders, the stockholders of the Company approved an amendment to the Company’s Articles of Incorporation, which increased the authorized number of shares of common stock from 100,000,000 to 150,000,000.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

18.  STOCKHOLDERS’ EQUITY (Continued)

2007 Transactions

On March 1, 2007, the Company sold an aggregate of 10,266,667 shares of its unregistered common stock in a private placement to TCP and TMF at $1.50 per share for a total purchase price of $15,400 (the “March 2007 Tontine Transaction”).

A portion of these proceeds, in the amount of $3,815, was used to extinguish all third party notes and a portion of related party notes payable. The remaining related party notes payable were extinguished with the issuance of 722,295 shares of unregistered common stock at $1.50 per share, as repayment of $1,084 of debt owed to certain of the Company’s then directors and officers. Additionally, certain long-term debt totaling $510 was paid off, with the exception of a long-term note owed to Wisconsin Business Development Finance Corporation. The remaining proceeds of approximately $11,000 were used to purchase equipment, provide working capital and for general corporate purposes.

In conjunction with the March 2007 Tontine Transaction, an additional 1,500,000 shares of unregistered common stock at $1.50 per share were issued to Integritas, Inc. (“Integritas”) for reimbursement of short term loans and advances totaling $447, for a finder’s fee for Integritas’ efforts in finding the two accredited investors for the private placement totaling $1,209, and for entering into a consulting service agreement that was to provide on-going marketing services through December 31, 2008 totaling $312. The Company terminated this consulting service agreement with Integritas during June 2007 and expensed the remainder of the agreement cost.

On October 19, 2007, the Company acquired all of the outstanding stock of Brad Foote. The aggregate consideration paid for the Brad Foote acquisition was $133,179, which includes $538 of transaction related acquisition costs. Total consideration included $64,146 of the Company’s common stock. The Company entered into a registration rights agreement with the former owner of Brad Foote which provides the former owners with certain demand and piggyback registration rights.

On October 19, 2007, in connection with the acquisition of Brad Foote, the Company completed a private placement of 12,500,000 shares of its unregistered common stock at a $4.00 per share totaling $50,000 to TCP, TOF, TP, T25 and TMF.

Tontine Registration Rights Agreement

In connection with the March 2007 Tontine Transaction, the Company entered into a Registration Rights Agreement (as amended, the “Tontine Registration Rights Agreement”) with TCP and TOF. The Tontine Registration Rights Agreement was subsequently amended on October 19, 2007, July 18, 2008, September 12, 2008 and October 31, 2008. Pursuant to the Tontine Registration Rights Agreement, the Company has agreed to register Tontine’s shares for resale and has provided Tontine with certain demand and piggyback registration rights. The amendment to the Tontine Registration Rights Agreement dated October 31, 2008 extended the deadline for the Company’s obligation to file a registration statement to December 31, 2008. On January 9, 2009 Tontine executed a Waiver (the “Waiver”) relating to the Registration Rights Agreement. The Waiver waives the requirement that the Company file a registration statement to register shares held by Tontine no later than December 31,

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

18.  STOCKHOLDERS’ EQUITY (Continued)

2008 and extends the deadline for the Company’s obligation to file such registration statement to March 31, 2009.

See Note 12 “Debt and Credit Agreements” for further discussion regarding transactions between the Company and Tontine. See Note 19 “Related Party Transactions” for further discussion regarding transactions between the Company and other related parties.

19.  RELATED PARTY TRANSACTIONS

During the years ended December 31, 2008, 2007 and 2006, interest expense of $1,226, $547 and $287, respectively, was incurred on shareholder and related party notes.

In April 2008, EMS purchased its Howard West facility from the former majority owner of EMS and its former president, and concurrently terminated its lease agreement, which required a monthly payment of $5. EMS continues to lease its primary administrative offices, a machine shop, a residential property, and storage facilities from the former majority owner of EMS, and its former president. The agreement provides for a one year lease term expiring on December 31, 2009 and requires a monthly payment of $10.

In February 2008, Brad Foote completed the purchase of two real estate parcels located in Cicero, Illinois and Pittsburgh, Pennsylvania. Brad Foote previously leased these properties pursuant to a lease agreements dated August 22, 2007. Brad Foote acquired the Cicero property from BFG Cicero LLC, an Illinois limited liability company (“BFG Cicero”) and acquired the Pittsburgh property from BFG Pittsburgh LLC, a Pennsylvania limited liability company (“BFG Pittsburgh”) pursuant to two Real Property Purchase Agreements that were executed on February 14, 2008 and effective February 11, 2008 (together, the “Purchase Agreements”). The sole member of each of BFG Cicero and BFG Pittsburgh is BFG Acquisition LLC, an Illinois limited liability company whose sole member is the wife of the Company’s Chief Executive Officer.

Prior to the real estate purchase from BFG Cicero and BFG Pittsburgh, Brad Foote leased the properties and the Company accounted for this agreement under the provisions of FASB Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). As defined by FIN 46, BFG Cicero and BFG Pittsburgh were deemed variable interest entities as Brad Foote was considered the primary beneficiary. The Company accordingly consolidated the assets and liabilities of these entities, which primarily consisted of land, buildings and third party debt. BFG Cicero and BFG Pittsburgh were jointly and severally liable on the debt, although there were no recourse provisions or guarantees of the debt by Brad Foote or the Company. As of December 31, 2007, the interest rate on the debt was 6.25% and there was $65 of interest accrued. Additionally, the Company recognized pre-tax losses of $95 for the year ended December 31, 2007 as a result of consolidating BFG Cicero and BFG Pittsburgh.

As of December 31, 2007, amounts due from shareholders totaling $282 were included within other current assets on our consolidated balance sheets. This amount represented payments made by the Company on behalf of four shareholders in connection with the March 2007 sale of stock by each of the shareholders. During the fourth quarter of 2008, the Company wrote off these amounts.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

19.  RELATED PARTY TRANSACTIONS (Continued)

During the year ended December 31, 2006, the Company’s shareholders provided managerial services to the Company without charge. The Company determined the fair value of these services to be $243. These amounts were recorded as selling, general and administrative expense and contributed capital. No managerial services were provided without charge during the years ended December 31, 2008 or 2007.

See Note 18 “Stockholders’ Equity” for further discussion regarding transactions between the Company and related parties.

20.  SHARE-BASED COMPENSATION

Overview of Share-Based Compensation Plan

The Company grants incentive stock options and other equity awards pursuant to the Broadwind Energy, Inc. 2007 Equity Incentive Plan (the “EIP”), which was approved by the Company’s Board of Directors in October 2007 and by the Company’s stockholders in June 2008. In August 2008, the Company’s Board of Directors approved certain non-material amendments to the EIP that clarify the terms and conditions of restricted stock awards under the EIP and provide that the administrator of the EIP has the authority to effect future amendments to the EIP. The EIP reserves 3,500,000 shares of common stock for grants to officers, directors and other key employees. As of December 31, 2008, we have reserved 2,030,000 shares for the exercise of stock options outstanding, 135,000 shares for restricted stock awards, and 1,335,000 additional shares for future stock option awards under the EIP.

Stock Options.  The exercise price of stock options granted under the EIP is equal to the closing price of our common stock on the date of grant. Through December 31, 2008, we have granted stock options that become exercisable ratably over a five-year service period beginning on the date of grant, and stock options expire ten years after the date of grant. If a plan participant’s employment is terminated for any reason during the vesting period, he or she forfeits the right to unvested stock option awards.

Restricted Stock.  The granting of restricted stock units is provided for under the EIP, and except as discussed below, such units that have been granted through December 31, 2008 vest ratably over a five-year service period on the anniversary of the grant date. The fair value of each grant is equal to the closing price of our common stock on the date of grant and is expensed ratably over the term of the restricted stock award. If a plan participant’s employment is terminated for any reason during the vesting period, he or she forfeits the right to any unvested portion of the restricted stock units.

During the fourth quarter of 2007, restricted stock units were granted to certain executives in connection with the Company’s acquisition of EMS. Half of the restricted stock vested upon the closing of the Company’s acquisition of EMS, which occurred on January 16, 2008. The remaining half of these restricted stock units vest one year from the closing date of the acquisition.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

20.  SHARE-BASED COMPENSATION (Continued)

Stock option activity during the years ended December 31, 2008 and 2007 under the EIP was as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2006	—	—
Granted	950,000	$7.92
Exercised	—	—
Forfeited	—	—
Cancelled	—	—
Outstanding as of December 31, 2007	950,000	$7.92
Granted	1,165,000	$14.59
Exercised	—	—
Forfeited	(85,000)	$11.38
Cancelled	—	—
Outstanding as of December 31, 2008	2,030,000	$11.60	9.2 years	$79
Exercisable as of December 31, 2008	206,667	$7.92	8.8 years	$17

The following table summarizes information with respect to all outstanding and exercisable stock options under the EIP as of December 31, 2008:

	Options Outstanding
			Weighted Average	Options Exercisable
Exercise Price Ranges	Number of options outstanding	Weighted Average Exercise Price	Remaining Contractual Term	Number Exercisable	Weighted Average Exercise Price
$4.60 - $5.51	55,000	$4.68	8.8 years	10,000	$4.60
$8.00 - $12.85	1,522,500	9.10	9.1 years	196,667	8.09
$17.21 - $18.20	297,500	18.03	9.5 years	—	—
$25.20 - $26.30	155,000	26.26	9.4 years	—	—
	2,030,000	$11.60	9.2 years	206,667	$7.92

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

20.  SHARE-BASED COMPENSATION (Continued)

The following table summarizes information with respect to outstanding restricted stock units as of December 31, 2008 and 2007:

	Number of Units	Weighted Average Grant-Date Fair Value Per Units
Outstanding as of December 31, 2006	—	—
Granted	15,000	$10.90
Forfeited	—	—
Outstanding as of December 31, 2007	15,000	$10.90
Granted	120,000	$10.70
Vested	(7,500)	$10.90
Forfeited	—	—
Outstanding as of December 31, 2008	127,500	$10.71

Share-Based Award Assumptions

In accordance with the pronouncement provisions of SFAS 123R, the fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model. Our determination of the fair value of each stock option is affected by our stock price on the date of grant, as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the expected life of the awards and actual and projected stock option exercise behavior. The weighted average fair value per share of stock option awards granted during the years ended December 31, 2008 and 2007, and assumptions used to value stock options, are as follows:

	For the Year Ended December 31,
	2008	2007
Dividend yield	—	—
Risk-free interest rate	3.1%	4.1%
Weighted average volatility	65.5%	60.0%
Expected life (in years)	6.5	5.0
Weighted average grant date fair value per share of options granted	$7.18	$4.34

Dividend yield is zero as the Company currently does not pay a dividend.

Risk-free rate is based on the implied yield currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected life of the award.

Volatility is estimated based on comparable volatility averages for the energy related sector at the time of grant. During the year ended December 31, 2008, we utilized a range of expected volatility

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

20.  SHARE-BASED COMPENSATION (Continued)

assumptions for purposes of estimating the fair value of stock options awarded during the period. Such volatility assumptions ranged from 60% to 70%.

The expected life of each stock option award granted during the year ended December 31, 2008 was derived using the “simplified method” for estimating the expected term of a “vanilla-option” in accordance with Staff Accounting Bulletin (“SAB”) No. 107, “Share-Based Payment,” as amended by SAB No. 110, “Share-Based Payment.” The expected life of each stock option award granted during the year ended December 31, 2007 was estimated based on the service period of the stock option award.

The fair value of each unit of restricted stock is equal to the fair market value of our common stock as of the date of grant.

The following table summarizes share-based compensation expense included in our consolidated statements of operations for the years ended December 31, 2008 and 2007 as follows:

	For the Year Ended December 31,
	2008	2007
Share-based compensation expense:
Selling, general and administrative	$1,999	$142
Income tax benefit(1)	—	—
Net effect of share-based compensation expense on net loss	$1,999	$142

Reduction in earnings per share:
Basic and diluted earnings per share(2)	$0.02	$0.00

(1)   Income tax benefit is not illustrated because the Company is currently operating at a loss and actual income tax benefit may not be realized for the years ended December 31, 2008 and 2007. The result of the loss situation creates a timing difference, resulting in a deferred tax asset, which is fully reserved for in the valuation allowance.

(2)   Diluted earnings per share for the years ended December 31, 2008 and 2007 does not include common stock equivalents due to its anti-dilutive nature as a result of the Company’s net losses for these respective periods. Accordingly, basic earnings per share and diluted earnings per share are identical for all periods presented.

As of December 31, 2008, we estimate that pre-tax compensation expense for all unvested share-based awards, including both stock options and restricted stock units, in the amount of approximately $12,375 will be recognized through the year 2013. We expect to satisfy the exercise of stock options and future distribution of shares of restricted stock by issuing new shares of common stock.

21.  SEGMENT REPORTING

During the fourth quarter of 2009, the Company revised its reporting segments. The revised reporting structure includes four reportable segments: “Towers” (formerly “Products”), “Gearing” (formerly “Products), “Technical and Engineering Services” (formerly “Services”) and “Logistics”(formerly “Services”). Accordingly, all prior period segment information has been reclassified to properly reflect our current reportable segments.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

21.  SEGMENT REPORTING (Continued)

The Company’s segments and their product and service offerings are summarized below:

Towers

We manufacture wind towers, specifically the large and heavier wind towers that are designed for 2 MW and larger wind turbines.

Gearing

We manufacture precision gearing systems for the wind industry in North America and custom-engineered gearing systems for the mining, energy and other industrial sectors.

Technical and Engineering Services

We provide construction support, operations and maintenance services, repairs and refurbishments to the wind industry.

Logistics

We offer specialized transportation, permitting and logistics management to the wind industry for oversize and overweight machinery and equipment.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

21.  SEGMENT REPORTING (Continued)

Corporate and Other

“Corporate and Other” is comprised of adjustments to reconcile segment results to consolidated results, which primarily includes corporate administrative expenses and intercompany eliminations.

Summary financial information by reportable segment is as follows:

	Revenues For the Year Ended			Operating Profit (Loss)
	2008	2007	2006	2008	2007	2006
Segments:
Towers	$72,561	$12,889	$4,023	$5,813	$1,030	$(2,321)
Gearing	104,553	16,975	—	(6,614)	(4,579)	—
Technical and Engineering Services	31,249	—	—	(1,822)	—	—
Logistics	10,253	—	—	131	—	—
Corporate and Other(1)	(1,295)	(60)	—	(19,251)	14	—
	$217,321	$29,804	$4,023	$(21,743)	$(3,535)	$(2,321)

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

21.  SEGMENT REPORTING (Continued)

	Depreciation and Amortization			Capital Expenditures
	For the Years Ended			For the Years Ended
	2008	2007	2006	2008	2007	2006
Segments:
Towers	$1,626	$587	$328	$47,523	$4,921	$408
Gearing	15,341	2,906	—	26,566	933	—
Technical and Engineering Services	3,023	—	—	3,267	—	—
Logistics	1,774	—	—	4,628	—	—
Corporate and Other (1)	102	30	—	1,736	—	—
	$21,866	$3,523	$328	$83,720	$5,854	$408

	Total Assets as of December 31,
	2008	2007
Segments:
Towers	$108,261	$30,773
Gearing	199,612	179,940
Technical and Engineering Services	43,622	—
Logistics	24,980	—
Corporate and Other(2)	3,273	(4,895)
	$379,748	$205,818

(1)           “Corporate and Other” includes corporate administrative expenses and intercompany eliminations. Corporate selling, general and administrative expenses includes corporate salaries and benefits, share-based compensation, and professional fees.

(2)           “Corporate and Other” includes assets of the corporate headquarters and intercompany eliminations.

We generate revenues entirely from transactions completed in the United States and our long-lived assets are located in the United States. During the years ended December 31, 2008, 2007, and 2006, three or fewer customers accounted for 72%, 70% and 97%, respectively, of total net sales. In addition, as of December 31, 2008 and 2007, three or fewer customers comprised approximately 61% and 63%, respectively, of our total outstanding accounts receivable balances.

22.  EMPLOYEE BENEFIT PLANS

Retirement Savings and Profit Sharing Plans

In October 2007, the Company began sponsoring a defined contribution 401(k) retirement savings plan covering substantially all of its corporate employees and employees at its Brad Foote and Tower Tech subsidiaries. Under the terms of the plan, an eligible employee may elect to contribute a portion of their salary on a pre-tax basis, subject to federal statutory limitations. The plan allowed for a

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

22.  EMPLOYEE BENEFIT PLANS (Continued)

discretionary match in an amount up to 50% of each participant’s first 4% of compensation contributed.

As part of the acquisitions of RBA in October 2007, EMS in January 2008, and Badger in June 2008, the Company adopted the defined contribution 401(k) retirement savings plan provisions that were previously in effect at these respective companies. Under the RBA defined contribution 401(k) retirement savings plan, which covered substantially all of its employees, the plan allowed for the Company to provide a discretionary match of 100% of the participants’ contributions up to 4% of the participants’ compensation. Under the EMS defined contribution 401(k) retirement savings plan, which covered substantially all of its employees, the plan allowed for the Company to provide a discretionary match or profit sharing contribution each year. Under the Badger defined contribution 401(k) retirement savings plan, which covered substantially all of its employees, the plan required the Company to match 100% of the participants’ contributions up to 3% of the participants’ compensation and an additional 50% up to 5% of the participants’ compensation.

For the years ended December 31, 2008 and 2007, we recorded expenses under these plans of approximately $368 and $74, respectively.

Effective January 1, 2009, the Company replaced all of its defined contribution 401(k) retirement savings plans with one defined contribution 401(k) safe harbor plan covering substantially all of the Company’s non-union employees. Under the new plan, an eligible employee may elect to contribute a portion of their salary on a pre-tax basis, subject to federal statutory limitations. The plan requires the Company to make basic matching contributions equal to 100% of the first 3% of the eligible participant’s plan compensation contributed as elective deferral contributions and 50% of the next 2% of the eligible participant’s plan compensation contributed as an elective deferral contribution. Under the plan, elective deferrals and basic company matching will be 100% vested at all times.

Deferred Compensation Plan

The Company maintains a deferred compensation plan for certain key employees and nonemployee directors, whereby certain wages earned, compensation for services rendered, and discretionary company-matching contributions are deferred and deemed to be invested in the Company’s common stock. Changes in the fair value of the plan liability are recorded as charges or credits to compensation expense. Compensation expense recorded during the years ended December 31, 2008, 2007, and 2006, were $170, $0 and $0, respectively. The fair value of the plan liability to the Company is included in accrued liabilities in our consolidated balance sheets. As of December 31, 2008 and 2007, the fair value of plan liability to the Company was $80 and $0, respectively.

In addition to the employee benefit plans described above, the Company participates in certain customary employee benefits plans, including those which provide health and life insurance benefits to employees.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2008, 2007, and 2006

(in thousands, except share and per share data)

23.  QUARTERLY FINANCIAL SUMMARY (UNAUDITED)

The following table provides a summary of selected financial results of operations by quarter for the years ended December 31, 2008 and 2007 as follows:

2008	First	Second	Third	Fourth
Revenues	$35,164	$40,830	$63,688	$77,639
Gross profit	8,010	10,091	8,982	6,287
Operating loss	(1,939)	(1,642)	(6,060)	(12,102)
Net loss	(3,443)	(1,973)	(7,499)	(12,370)
Net loss per share:
Basic and Diluted	$(0.04)	$(0.02)	$(0.08)	$(0.14)

2007	First	Second	Third	Fourth
Revenues	$2,219	$2,643	$3,123	$21,819
Gross profit	697	1,116	1,284	842
Operating income (loss)	236	365	590	(4,726)
Net income (loss)	181	479	683	(4,705)
Net income (loss) per share:
Basic and Diluted	$0.00	$0.01	$0.01	$(0.07)

24.  SUBSEQUENT EVENTS

On March 13, 2009, Badger obtained a term loan from FNB (the “FNB Term Loan”) in the amount of approximately $1,538. A portion of the proceeds from the FNB Term Loan was used to pay off the FNB Line and Badger’s existing term loan with FNB referenced above, with the remainder available for working capital. The FNB Term Loan is secured by the inventory, accounts receivable and certain equipment of Badger. The FNB Term Loan bears interest at a rate of 6.75% per annum, matures on March 13, 2013, and is guaranteed by Broadwind.

On March 13, 2009, ICB agreed to extend the maturity date of the ICB Line to March 13, 2010 (the “ICB Line Extension Agreement”). Pursuant to the ICB Line Extension Agreement, Tower Tech agreed to establish new financial covenants with respect to minimum debt service coverage ratio and minimum tangible net worth. Tower Tech also agreed to retain their primary deposit accounts with ICB and that no additional loans or leases be entered into by Tower Tech without the prior approval of ICB.

On March 13, 2009, ICB agreed to extend the maturity date of the Line of Credit Note to March 13, 2010 (the “ICB Note Extension Agreement”). Pursuant to the ICB Note Extension Agreement, RBA agreed to establish new financial covenants with respect to minimum debt service coverage ratio and minimum tangible net worth. RBA also agreed to retain their primary deposit accounts with ICB and that no additional loans or leases be entered into by RBA without the prior approval of ICB.

On March 13, 2009, Brad Foote entered into amended debt agreements with BOA as further described in Note 12 “Debt and Credit Agreement”.